EXECUTION COPY

EXHIBIT 10.37

THOMAS HIGH PERFORMANCE GREEN FUND, L.P.

C/O THOMAS PROPERTIES GROUP, L.P.

CITY NATIONAL PLAZA

515 SOUTH FLOWER STREET

SIXTH FLOOR

LOS ANGELES, CA 90071

December 18, 2007

California State Teachers’ Retirement System

7667 Folsom Boulevard, Suite 250

Sacramento, California 95826

Attention: [ … ]*

Re: Thomas High Performance Green Fund, L.P.

Ladies and Gentlemen:

Reference is made to the above limited partnership (the “Partnership”). Terms used herein without definition have the meanings ascribed to them in the Limited Partnership Agreement of the Partnership, of even date herewith (the “Agreement”).

1. [ ….]*

2. Capital Calls. The General Partner shall not, for so long as any Subscription Line Indebtedness is in effect issue a Capital Call requiring a Capital Contribution from the Investor to be made to any account other than the collateral account identified in the Investor Consent Letter executed by the Investor in favor of the Subscription Line Lender in connection with the Subscription Line Indebtedness.

3. Opinion of Counsel. The General Partner agrees that, for purposes of any provision of the Agreement, the Subscription Agreement and any other agreement requiring the delivery of an opinion of counsel by Investor, the staff counsel of the Investor will constitute counsel acceptable to the General Partner.

4. Immunity. The General Partner acknowledges that Investor reserves all immunities, defenses, rights or actions arising out of its sovereign status or under the Eleventh Amendment to the United States Constitution, and no waiver of any such immunities, defenses, rights or actions shall be implied or otherwise deemed to exist by reason of its entry into the Agreement or any other agreement related thereto, by any express or implied provision thereof or by any actions or omissions to act by Investor or any representative or agent of Investor, whether taken pursuant to the Agreement or prior to Investor’s execution thereof.

* Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

5. Blind Pool Investments. The General Partner agrees that the Partnership shall not invest in blind pool investment funds without the prior approval of the Advisory Committee and in the event such approval is granted, no Management Fee shall be paid in connection with such Investment.

6. No Personal Indemnification Obligation. The General Partner hereby confirms that the Agreement and the Subscription Agreement do not impose any personal indemnification obligations on the Investor for acts of other Persons and shall not be applied or construed to require the Investor to provide indemnification directly to any person or entity thereunder. The Investor, however, acknowledges that it is obligated as a Limited Partner to make Capital Contributions (to the extent of its unfunded Capital Commitment) as called pursuant to the terms of the Agreement (including, without limitation, for purposes of funding any indemnification obligation of the Partnership pursuant to Section 9.1 of the Agreement), and that nothing herein shall relieve the Investor from its responsibility for the truth and accuracy of its representation, warranties and covenants in the Subscription Agreement.

7. Unfunded Capital Commitment. The Investor shall have no obligation or liability to contribute capital to the Partnership in excess of its unfunded Capital Commitment. Except to the extent provided under the Delaware Revised Uniform Limited Partnership Act, the Investor shall have no obligation to return any distributions it has received nor shall Investor be personally liable to any third party for any liability or other obligation of the Partnership. Nothing in the preceding sentence shall limit the Investor’s liability to the Partnership in connection with a default by the Investor under the Agreement or its Subscription Agreement.

8. Subscription Line Indebtedness. In the event that the Partnership makes any borrowings under any Subscription Line Indebtedness arrangement and such borrowings are not repaid within ninety (90) days of being drawn, the Investor’s Management Fee payment due for the calendar quarters in which such repayment has not been made shall be reduced by an amount equal to the annual rate of 0.50% of such unrepaid borrowing balance for the number of days during each such calendar quarter in which such balance remained unpaid for more than such 90-day period.

9. Distributions. Notwithstanding anything to the contrary in Section 5.1(b) of the Agreement, the General Partner hereby confirms that the Net Distributable Cash allocated to the Investor pursuant to Section 5.1(b) of the Agreement shall be distributed in the following manner:

(a) [ … ]*

(b) [ … ]*;

(c) [ … ]*; and

(d) [ … ]*

* Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

10. Allocations. Notwithstanding anything to the contrary in Section 4.2 of the Agreement other than the application of Section 4.3, the General Partner hereby confirms that the Profits with respect to an Investment attributed to the Investor’s Percentage Interest shall be allocated in the following manner:

(a) [ … ]*

(b) [ … ]*;

(c) [ … ]*; and

(d) [ … ]*

11. Over-Distributions. Notwithstanding anything to the contrary in Section 14.2 of the Agreement, the Partnership and the General Partner hereby agree that with respect to the Investor, upon the Partnership’s sale or other disposition of its entire interest in any Investment (including, without limitation, written-off Investments), the General Partner shall determine whether the Carried Interest Distributions otherwise previously paid to the General Partner or payable to the General Partner from the Net Distributable Cash from such Investment and all prior Investments allocable to the Investor, shall be redistributed as among the General Partner and the Investor (or returned by the General Partner and redistributed, if necessary) in accordance with the following:

(a) After giving effect to any Carried Interest Distributions that would otherwise be made to the General Partner from Net Distributable Cash allocable to the Investor pursuant to paragraph 9 on account of such sale or other distribution, as well as all other Carried Interest Distributions previously distributed to the General Partner from Net Distributable Cash allocable to the Investor, the General Partner shall calculate the amount of any Over-Distribution that would exist if, as of the date of such sale or other disposition, the Partnership were finally liquidated, all of the Partnership’s remaining Investments were sold to a third party for an all cash price equal to their most recent values established in accordance with the most recent valuation of such Investments conducted pursuant to the Valuation Plan approved by the Advisory Committee pursuant to Section 6.6(e) of the Agreement (or if an Investment has been acquired by the Partnership but has not yet been valued under such Valuation Plan, the Partnership’s initial acquisition cost of such Investment) and from the proceeds of such deemed sale(s): (i) normal selling costs (including without limitation brokerage commissions, title, recording and escrow fees, and transfer taxes, to the extent applicable) customarily paid by a seller were paid; (ii) the remaining liabilities of the Partnership to creditors other than Partners or their Affiliates were liquidated pursuant to Section 14.1(b); (iii) reserves in an amount reasonably determined by the General Partner were established for any contingent, conditional or unmatured liabilities or obligations of the Partnership pursuant to Section 14.4(b); and (iv) the Partnership distributed any remaining amounts to the Partners in accordance with the provisions of paragraph 9 above. When implementing this paragraph 11 with respect to any Investment owned through a Vehicle

* Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

and determining the proceeds which would be received by the Partnership upon a sale thereof, the provisions of the applicable Vehicle, including without limitation the provisions governing the rights to distributions as between the Partnership and the other Vehicle members, as well as all liabilities and reserves of the applicable Vehicle, shall be taken into account.

(b) The Partnership’s independent public accountants shall audit the General Partner’s calculations in accordance with paragraph 11(a) and report the results of such audit to the Investor for review and approval. If required as a result of such audit, any necessary revisions in the General Partner’s calculations in accordance with paragraph 11(a) shall be made.

(c) Within fifteen (15) days after the completion of the audit and approval process pursuant to paragraph 11(b), (i) if it is determined pursuant to paragraph 11(a) and (b) that no Over-Distribution exists, the General Partner shall distribute the Net Distributable Cash from such Investment allocable to the Investor to the General Partner and the Investor in accordance with paragraph 9 above, and (ii) if it is determined pursuant to paragraph 11(a) and (b) that an Over-Distribution exists, the General Partner shall reduce the amount of Net Distributable Cash allocable to the Investor from such Investment that would otherwise be payable to the General Partner and, if need be, contribute to the Partnership for distribution to the Investor, an aggregate amount equal to the lesser of (i) the amount of any Over-Distribution that is determined to exist pursuant to paragraph 11(a) and (b); and (ii) the aggregate of all Carried Interest Distributions previously distributed or then otherwise distributable to the General Partner.

(d) Any amount that the General Partner is obligated to distribute to the Investor pursuant to paragraph 11(c) and which is not so distributed within fifteen (15) days after the completion of the audit and approval process pursuant to paragraph 11(b) (the “Claw Back Amount”) shall be treated as a loan to the General Partner from the Investor (a “Claw Back Loan”). Each Claw Back Loan shall bear interest at the rate of eighteen percent (18%) per annum, compounded monthly, from the date of the completion of the audit and approval process pursuant to paragraph 11(b). In such event, all amounts that would otherwise have been distributed or paid by the Partnership to the General Partner or any Affiliate of the General Partner (including without limitation amounts distributable or payable upon the dissolution of the Partnership) (“Claw Back Loan Payments”) will, for all purposes of the Agreement, be deemed and accounted for as if distributed or paid to the General Partner or Affiliate, but will in fact be paid directly to the Investor by the Partnership on account of such Claw Back Loan, with Claw Back Loan Payments being first applied to interest accrued on such Claw Back Loan and then to reduce the principal amount of such Claw Back Loan. In the event there is more than one (1) outstanding Claw Back Loan, then each such Claw Back Loan Payment shall be applied thereto in proportion to the amounts outstanding under all such Claw Back Loans. The General Partner shall execute, acknowledge, deliver, file and/or record, as appropriate, any documents, instruments and agreements reasonably necessary to direct such Claw Back Loan Payments to the Investor. If not sooner repaid, all principal and interest on Claw Back Loans shall become immediately due and payable upon the sale, transfer or other disposition of all or substantially all of the assets of the Partnership or any other dissolution of the Partnership.

(e) TPG and TPG, L.P. (collectively, the “Guarantor”) irrevocably guaranty the full and prompt payment or performance when due of the General Partner’s obligations under this paragraph 11. If the General Partner fails to satisfy an obligation under this paragraph 11 after such obligation has become fixed and due, the Investor may give written notice thereof to the Guarantor and the Guarantor shall cause such obligation to be satisfied within ten (10) days after receiving such notice.

12. Management Fees. [ … ]*

13. Acquisition Fee. In addition to the Management Fee payable with respect to the Investor’s Invested Capital pursuant to paragraph 12 above, the Investor shall make Capital Contributions from its Capital Commitments so that the Partnership can pay a one-time fee to the General Partner with respect to each Investment, at the time of acquisition of such Investment by the Partnership, equal to the lesser of (a) [ … ]*. The acquisition fee payable to the General Partner with respect to Investments which are development projects shall be payable at the time the applicable construction contract is fully executed. Such acquisition fee shall not apply to projects which are transferred from TPG or its Affiliates to the Partnership.

14. Voting. With respect to all matters submitted to a vote, consent or approval of the Limited Partners, upon the Investor’s written request, the General Partner shall deliver to Investor a written report indicating the identity of those Limited Partners voting in favor of, consenting to or otherwise approving such matter and those Limited Partners voting against, refusing to consent to or otherwise disapproving any such matter.

15. ERISA. The General Partner confirms that if 33% or more of the aggregate Capital Commitments are removed or excused from any particular proposed Investment in accordance with Section 6.2 of the Agreement, the General Partner shall not make such Investment without the approval of the Investor.

16. Advisory Committee. The General Partner confirms that the Investor shall have the right to be appointed to the Advisory Committee (subject to the suspension for default provisions of Section 6.6 of the Agreement) and to appoint a representative to attend meetings of the Advisory Committee on its behalf. The General Partner confirms that in connection with any in-person meeting of the Advisory Committee, the Partnership shall arrange for and pay the cost of the transportation and hotel room for the Investor’s designated representative on the Advisory Committee to attend the meeting in accordance with Section 6.6(a) of the Agreement.

17. Representations and Warranties of the General Partner. The General Partner on behalf of itself and the Partnership represents and warrants to and agrees with the Investor that each of the following statements will be true on the date hereof and on the closing of the Investor’s Interest:

* Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

(a) The General Partner is a Delaware limited partnership duly formed and validly existing in good standing under the laws of Delaware with all requisite power and authority to enter into each Subscription Agreement and the Agreement, to carry out the provisions and conditions hereof and thereof, and to consummate the transactions contemplated hereby and thereby.

(b) The Partnership is a limited partnership duly formed and validly existing in good standing under the laws of Delaware with all requisite partnership power and authority to own the properties it proposes to acquire and to conduct its business as described in the Agreement and to consummate the transactions contemplated hereby and under the Agreement.

(c) The execution, delivery and performance by the General Partner of the Agreement and this letter agreement have been authorized by all necessary action on behalf of the General Partner, and the Agreement and this letter agreement are legal, valid and binding agreements of the General Partner and the Partnership, enforceable against the General Partner and the Partnership in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) The execution and delivery of the Agreement and this letter agreement, the consummation of the transactions contemplated thereby and the performance of the Partnership’s and the General Partner’s respective obligations under the Agreement and this letter agreement will not (i) conflict with or result in any violation of or default under any provision of the Agreement or any other agreement or instrument to which any of the Partnership or the General Partner is a party or by which any of them or any of their respective properties are bound, or any license, permit, franchise or regulation applicable to the Partnership or the General Partner or their respective businesses or properties, (ii) violate any statute, regulation, law, order, writ, injunction, judgment or decree to which the Partnership or the General Partner or any of their respective properties is subject which would materially and adversely affect the operations, properties or business of the Partnership or the obligations of the General Partner under the Agreement or (iii) require the consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of the Partnership or the General Partner, except with respect to those consents, approvals, authorizations and filings customarily required in the course of issuing limited partnership interests in private placement transactions or acquiring, financing, managing and disposing of real properties.

(e) Upon execution and delivery to the General Partner of this letter agreement and the Subscription Agreement by the Investor and acceptance thereof by the General Partner, the Investor will have been duly admitted as a Limited Partner (as defined in the Agreement) of the Partnership, entitled to all the benefits, and subject to all the obligations, of a Limited Partner under the Agreement and the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

(f) The offer and sale of an Interest to the Investor as contemplated by the Agreement do not require registration under the United States Securities Act of 1933, as amended (assuming the accuracy of the representations and warranties of other Limited Partners contained in the other Subscription Agreements.)

(g) The Partnership is not required to register as an “investment company” under the Investment Company Act (assuming the accuracy of the representations and warranties of the other Limited Partners contained in the other Subscription Agreements).

(h) To the best of the General Partner’s knowledge, the Partnership and the General Partner are in full compliance and will remain in full compliance with all federal laws and regulations related to investments, directly or through either a domestic or foreign subsidiary, in countries outside of the United States of America, related to laws and regulations which seek to prohibit or limit business activities which pose the potential for supporting or advancing terrorist related activities, particularly business activities in sanctioned or sensitive foreign countries (as identified by the U.S. federal government, the Department of Treasury, or the Securities and Exchange Commission).

(i) The Private Placement Memorandum and all supplements thereto (including the Agreement) provided to the Investor do not contain any untrue statements of a material fact or any omission of a material fact that would make the statements contained therein misleading.

18. Review of Reports. The General Partner agrees to work with the Investor and its authorized consultants to provide on a periodic basis, upon written request of the Investor, additional reports, including data regarding the income of the Partnership, the valuation of Investments, and total returns, including time-weighted returns, of the Investor’s investment in the Partnership in a presentation reasonably satisfactory to the Investor. The General Partner further agrees that, at the reasonable request of the Investor, it will review the Partnership performance and the valuation of Investments with the Investor and its consultants.

19. The PrivateEdge Group. The Investor has contracted with State Street’s The PrivateEdge Group (TPEG) to report on the performance and diversification characteristics of each real estate investment in their portfolio. TPEG provides private equity and real estate clients with performance measurement, accounting and portfolio management reporting and analysis, and consulting services. On a quarterly basis, the General Partner shall submit financial and characteristic information, in the manner reasonably requested by TPEG, which will allow TPEG to calculate returns and portfolio diversification analysis as agreed to with the Investor.

20. Liabilities after Termination. The General Partner confirms that after the expiration of the Term of the Partnership, the Investor shall have no liabilities to the Partnership under the Partnership Agreement, including liability to make Capital Contributions, other than as required by applicable law.

21. Tax Withholding. The General Partner acknowledges that the Investor, as a tax-exempt entity under U.S. federal, state and local laws, has never been subject to, and is unlikely to be subject to, any tax withholding requirements of U.S. federal, state or local laws. Before withholding and paying over to any tax authority any amount purportedly representing a tax liability of the Investor pursuant to the Agreement, the General Partner will provide the Investor written notice of the claim of any U.S. or non-U.S. tax authority that such withholding and payment is required by law and provide the Investor the opportunity to contest such claim during any period such contest does not subject the Partnership or the General Partner to any potential liability to such taxing authority of any such claimed withholding and payment.

22. Transfer of Interest. The General Partner will not withhold its consent to the Transfer by the Investor to any (i) person or entity which is a successor to the Investor under state law of all (but not less than all) of the Investor’s Interest or (ii) a wholly owned entity, and in each case, the transferee shall be admitted to the Partnership as a substituted Limited Partner upon the execution of documentation reflecting such admittance.

23. Records. The General Partner hereby agrees to preserve all financial and accounting records pertaining to the Agreement during the term of the Partnership and for four years thereafter, and during such period, Investor or its designated consultant, upon reasonable notice, shall have the right to audit such records in regard thereto to the fullest extent permitted by law. The General Partner shall have the right to preserve all records and accounts in original form or on microfilm, magnetic tape, or any similar process.

24. Financial Information. In consideration of the Investor’s status as an instrumentality of the State of California, the General Partner agrees that for purposes of the Agreement and the other agreements executed in connection therewith, to the extent the Investor is required to provide the General Partner, the Partnership or any Subscription Line Indebtedness lender with financial information regarding the Investor, such information shall be limited to such financial information regarding the Investor that is publicly available.

25. Subscription Line Indebtedness. The General Partner confirms that to the extent requested by the Subscription Line Lender, the Investor shall only be required to provide the documents and the legal opinion attached hereto as Exhibits B-1 and B-2, without material deviation therefrom.

26. No Litigation. The General Partner represents and warrants, as of the date hereof, that to the best of its knowledge there is no legal action, suit, arbitration or other legal or administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign), which has not been disclosed in the financial statements of the Partnership or the Partnership’s Private Placement Memorandum (a “Legal Action”) pending or threatened against or affecting (i) the Partnership or any of its properties or assets or (ii) the General Partner or any of its properties or assets, which, if adversely decided against the Partnership or the General Partner, as the case may be, could reasonably be expected to have a material adverse effect on the Partnership or the General Partner as a whole. Upon the occurrence of any Legal Action described in the preceding sentence, the General Partner shall provide you written notice within thirty (30) days after such Legal Action has commenced.

27. Governmental Actions. The General Partner represents and warrants, as of the date hereof, that to the best of its knowledge neither the Partnership, the General Partner, nor any of the Key Persons is or has been the subject of, or a defendant in: (i) an enforcement action or prosecution (or settlement in lieu thereof) brought by a governmental authority relating to a violation of securities, tax, fiduciary or criminal laws, or (ii) a civil action (or settlement in lieu thereof) brought by investors in a common investment vehicle for violation of duties owed to the investors. The General Partner covenants that it will notify the Investor within five (5) days after obtaining knowledge thereof, in the event any such action or prosecution is initiated during the term of this investment.

28. Facsimile Notices. The General Partner agrees to deliver hard copies, personally delivered or deposited prepaid for priority delivery by nationally recognized courier service, or by U.S. mail of any notices, demand or requests transmitted to the Investor initially via telecopier, email or other similar device. In addition, no Capital Calls will be delivered to the Investor via telecopier, email or other similar device.

29. Default. Notwithstanding anything to the contrary in the Agreement, the Investor shall not be deemed to have committed any Default under the Agreement unless the General Partner shall have sent the Investor a reminder notice within two (2) calendar days following the date specified for funding in the applicable Capital Call Notice informing the Investor of its failure to make its required Capital Contribution and the Investor shall have three additional calendar days after the date such notice has been sent to make its Capital Contribution.

30. Confidentiality. The General Partner confirms that it will respect Investor’s request not to disclose publicly the name or identity of Investor except as required by regulatory authority, law or regulation, by legal process, in connection with any tax audit upon reasonable notice to Investor, or as reasonably requested by other investors or prospective investors in the Partnership or by Subscription Line Lenders or other lenders or prospective lenders to the Partnership.

31. Disclosure by Investor. (a) Investor has advised the Partnership that Investor may be obligated by applicable law to disclose certain public records upon proper request and that information relating to the Partnership or Investor’s investment in the Partnership may, therefore, be subject to public disclosure unless a specific exemption from such disclosure requirements is available. The Partnership and the General Partner consent to disclosures of information relating to the Partnership as required by applicable law, provided that Investor agrees to use reasonable efforts to notify the Partnership promptly of any request for information that could reasonably be viewed as possibly leading to public disclosure of information relating to the Partnership’s or Investor’s investment therein. Investor agrees that the Partnership may pursue any rights it may have under applicable California law to limit the disclosure of such information. Notwithstanding the foregoing, the Partnership and the General Partner will not have or make any claim against Investor if Investor discloses information relating to the Partnership after determining in good faith that such disclosure is required by law. In no event shall the General Partner withhold information from the Investor because of its disclosure obligations under the California right-to-know laws and hereby consents to such disclosures.

(b) Notwithstanding anything to the contrary contained in the Agreement, the Partnership and the General Partner hereby agree that (i) Investor shall be permitted to disclose the Applicable Information (as defined below) on its website and generally within materials it publishes containing its investment data and (ii) for the purposes of this Side Letter agreement “Applicable Information” means: (A) the name of the Partnership, (B) the year in which Investor made its investment in the Partnership, (C) Investor’s capital commitment to the Partnership and its percentage of ownership in the Partnership, (D) the amount of capital drawn down from Investor by the Partnership, (E) the aggregate amount of distributions to Investor from the Partnership, (F) the property types owned by the Partnership, (G) the General Partner and (H) such ratios and performance information (calculated by Investor) using the information described in clauses (A)-(E) of this paragraph 31 (b) with respect to Investor’s investment in the Partnership, including the internal rate of return and the investment multiple. Investor hereby notifies the Partnership and the General Partner that it is required to disclose the Applicable Information on an annual and regular basis. The Partnership and the General Partner agree that Investor has satisfied its obligations pursuant to paragraph 31(a) with respect to disclosure of the Applicable Information and shall have no obligation to provide notice of such disclosures under paragraph 31(a).

32. Amendments. The General Partner confirms that no amendments will be made to the Agreement without the consent of the Investor if such amendment would adversely affect Investor’s right to distributions or increase its obligations or liabilities under the Agreement. The General Partner agrees to promptly provide the Investor with true and correct copies of any and all amendments to the Agreement that are adopted by the Partnership as well as any and all amendments or supplements to the Private Placement Memorandum.

33. OFAC/Patriot Act-Compliant Investment. The General Partner hereby confirms that it will use its reasonable efforts to cause the Partnership not to purchase Investments from, sell Investments to or incur any indebtedness for borrowed money in favor of (i) any Person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury, (ii) any other Person with whom a transaction is prohibited by applicable provisions of Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time, (iii) any Person known by the Partnership (after reasonable inquiry) to be controlled by any Person described in the foregoing items (i) or (ii) with ownership of 20% or more of outstanding voting securities being presumptively a control position, or (iv) any Person having its principal place of business located in any country described in the foregoing item (ii), provided that any purchase or sale of any Investment or any incurrence of indebtedness for borrowed money undertaken by the Partnership prior to the date of this Agreement shall not be subject to this Section 33. For purposes of the foregoing, the Partnership’s reliance on a representation or warranty made by a counterparty at or prior to the time of a Partnership investment or transaction will constitute reasonable inquiry. The General Partner confirms that the term “Person” includes governments, territories and other political entities.

34. Suspension Mode. The General Partner hereby agrees that, during a suspension of the Investment Period, it shall not apply any proceeds drawn under any Subscription Line Indebtedness towards an Investment if the General Partner is otherwise precluded from issuing a Capital Call Notice to fund that same Investment.

35. Notice of Filing of Petition. The General Partner will notify the Investor immediately if the General Partner or any Key Person files for bankruptcy protection, or if any petition is filed or proceeding is instituted against any such Key Person under any bankruptcy or insolvency law.

36. Foreign Investments.

(a) The Partnership will use commercially reasonable efforts to minimize any withholding tax imposed by any jurisdiction other than the United States on any amounts distributable by the Partnership to the Investor. The General Partner shall assist the Investor to obtain any exemption, exclusion, credit and/or refund associated with taxation (including but not limited to withholding tax) on any amounts distributable to the Investor (“Exemption”). In addition, the General Partner shall cooperate with and assist the Investor in obtaining necessary and available information for the Investor to make filings, applications or elections to obtain the Exemption. If and to the extent requested in writing by the Investor, and at the expense of the Investor, the General Partner shall cause such tax filings, applications or elections to be prepared and filed on the Investor’s behalf with respect to Exemptions from withholding or other tax arising out of the Investor’s Interest.

(b) If the Investor is required to file any tax return or report in a jurisdiction outside the United States, solely as a result of the Investor’s investment in the Partnership, the General Partner and the Partnership shall provide notice as soon as practicable to the Investor and shall cooperate with the Investor in making any such filings.

(c) The Partnership shall only invest in a non U.S. investment if, at the time of making such investment, it believes in good faith that the revenues and capital proceeds arising out of such non U.S. investment may, under applicable law, be remitted out of the applicable foreign jurisdiction in freely convertible currency.

(d) The Partnership shall not invest in a non U.S. investment unless such investment is made through an entity which has limited liability status and which status is recognized as such in the applicable jurisdictions in which the investment will be made, as advised by qualified legal counsel or an internationally recognized certified public accounting firm, with whom the General Partner shall consult.

37. Tax Matters Partner Authority and Obligations. The General Partner, as tax matters Partner of the Partnership, shall promptly furnish the Internal Revenue Service with information, if any, sufficient to cause the Investor to be treated as a “notice partner” as defined in Section 6231(a)(8) of the Code. The General Partner, as the tax matters Partner of the Partnership, shall not bind the Investor to a closing agreement or settlement agreement for federal, state, local or foreign tax purposes without Investor’s prior written consent.

38. Transactions with Affiliates. The General Partner and Partnership agree that the Partnership cannot purchase any project within the area of the Four Points project without the prior approval of the Investor.

39. Power of Attorney. The General Partner shall provide the Investor with a copy of any agreement, instrument or other document that is signed by the General Partner as attorney-in-fact for the Investor pursuant to the power of attorney set forth in Section 15.4 of the Agreement.

40. Accountants. The General Partner agrees to send to the Investor an annual report of the independent public accountant of the Partnership certifying that the allocations of gain and loss of the Partnership and all distributions to the Partners by the Partnership during the preceding fiscal year were made in accordance with the provisions of the Agreement.

41. Exclusive Jurisdiction. To the fullest extent permitted by applicable law, any claim, action or proceeding by the Investor seeking any relief whatsoever against any Covered Person, or by the General Partner (on behalf of itself or the Partnership) or the Manager seeking any relief whatsoever against the Investor, based on, arising out of, or in connection with the Partnership Agreement or this letter agreement or the Partnership’s business or affairs shall be brought only in a California State court or Federal court sitting in Sacramento County and not in any other court, except that any claim, action or proceeding by the Investor as aforesaid may also be brought in a Delaware State court or Federal court sitting in the State of Delaware.

42. Capital Contributions. Notwithstanding anything to the contrary in the Partnership Agreement, the Investor shall have no obligation under the Partnership Agreement to make any Capital Contributions prior to the commencement of the Investment Period.

43. Designated Key Person. The Investor hereby confirms the appointment of Steve Todd as the Designated Key Person; provided that, notwithstanding anything to the contrary in the Partnership Agreement, the General Partner will not appoint a new Designated Key Person unless such Designated Key Person is approved by the Investor, whether or not the Investor is holding a majority of the LP Percentage Interests at such time.

44. Conflicts. This letter agreement supplements the Agreement and the Subscription Agreement and, to the extent of any conflict between the Agreement, the Subscription Agreement and this letter agreement, the terms hereof shall control with respect to the Investor.

45. Closing Documents. Promptly after the Investor’s purchase of an Interest, the General Partner shall provide the Investor’s outside counsel, Cox, Castle & Nicholson, to the attention of [ … ]*, with three (3) closing binders containing copies of all closing documents (including, but not limited to, all legal opinions and Side Letters provided to any other Limited

* Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

Partner) and a computerized disk containing such documents. The General Partner shall promptly deliver all post-closing amendments to the Agreement, Side Letters, legal opinions, and any other legal documents to the outside counsel designated in the previous sentence along with an updated computerized disk containing all closing documents.

46. Gift Policy. The Investor requires any party who engages in business with the Investor for gain to periodically provide certain disclosures relating to contributions and gifts. The General Partner hereby acknowledges receipt of the Investor’s Disclosure of Contributions and Gifts Policy attached hereto as Exhibit C-1 (as the same may be revised from time to time, and including all applicable rules and regulations related thereto, provided that the General Partner has received notice from the Investor of any such revisions, rules and regulations, individually and collectively, the “Policy”). The persons covered by the Policy are listed on Exhibit C-2 (as the same may be updated from time to time by notice from the Investor to the General Partner, the “Covered Persons”). The information to be provided by the General Partner to the Investor pursuant to the Policy shall cover the persons affiliated with the General Partner identified on Exhibit C-3 (such persons, which in all cases shall include all Key Persons, are individually and collectively the “Reporting Persons”). Exhibit C-3 may be updated from time to time by notice from the Investor to the General Partner.

Unless notified by the Investor that the Policy is no longer applicable, the General Partner agrees to provide the information required by the Policy. The Investor shall provide prompt notice to the General Partner of any revision to the Policy, or change in the Covered Persons or Reporting Persons, and shall cooperate in good faith with the General Partner to explore reasonable means of avoiding a violation of the Policy prior to its occurrence

Without limiting the obligation of the General Partner to make inquiry of the Reporting Persons, in the event the General Partner inadvertently failed to disclose any information that was required to be disclosed pursuant to the Policy, then the General Partner shall have thirty (30) days from the date the General Partner first became aware of such failure to remedy such breach of the Policy

The Investor acknowledges and agrees that the cost of attendance at meetings of the Advisory Committee or annual or other periodic meetings of the Partnership or the Limited Partners borne by the Partnership or the General Partner, including but not limited to the cost of any travel, accommodations, materials, meals, or refreshments provided on a non-discriminatory basis to Limited Partners or members of the Advisory Committee, shall not be deemed to violate the Policy or require any notice by the General Partner pursuant to the Policy

In the event that (i) the General Partner fails to timely provide the information required by the Policy to the Investor, or (ii) there is a violation of the Policy by the Partnership or the General Partner, then, in either such case, the Investor may, at its option, disqualify the Partnership, the General Partner, the Reporting Persons, and their respective affiliates from entering into any future transactions with the Investor for a period of up to two (2) years.

The execution and delivery of this letter agreement by the General Partner constitutes the representation that the General Partner is authorized under the Agreement to execute and deliver this letter agreement. This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws, without regard to principles of conflict of laws.

If the foregoing correctly sets forth your understanding, please execute this Agreement in the space provided below.

This letter may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

Very truly yours,

THOMAS HIGH PERFORMANCE GREEN FUND, L.P.

By: Thomas HPGF-GP, LLC, its general partner

By: _/s/ James A. Thomas

Name: James A. Thomas

Title: Chief Executive Officer and President

ACKNOWLEDGED AND AGREED, with respect

to paragraph 11(e) hereof, as of the date first written

above.

THOMAS PROPERTIES GROUP, INC.

By: _/s/ James A. Thomas

Name: James A. Thomas

Title: Chief Executive Officer and President

AGREED TO AND ACCEPTED:

CALIFORNIA STATE TEACHERS’

RETIREMENT SYSTEM

By: _/s/ Christopher J. Ailman

Name: Christopher J. Ailman

Title: Chief Investment Officer

Exhibit A

Side Letters

A-1

Exhibit B-1

Investor Consent

FORM OF SUBSCRIPTION CONFIRMATION LETTER

___________, 2007

Bank of America, N.A., as Administrative Agent

Attention:

Re:	$___________ revolving credit facility (the “Facility”) evidenced by that certain [Revolving Credit Agreement] (as the same may be modified, amended, or restated from time to time, the “Credit Agreement”), entered into or to be entered into by and among Thomas High Performance Green Partnership, L.P., as borrower (the “Partnership”), ____________, as administrative agent (“Administrative Agent”), and the lenders named therein (each, a “Lender”)

Ladies and Gentlemen:

The purpose of this letter is to confirm to you the status of our involvement in the Partnership and to consent to, and acknowledge, certain aspects of the Facility.

We have entered into the Limited Partnership Agreement of the Partnership dated as of ______________ (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Partnership Agreement”), pursuant to which we have (i) acquired an interest in the Partnership; and (ii) committed to fund capital calls of the Partnership in the aggregate amount not to exceed $__________ (the “Capital Commitment”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Partnership Agreement.

To date, $________ of our Capital Commitment has been “called,” of which $__________ has been funded. $____________ of our Capital Commitment remains to be drawn upon the delivery of one or more Contribution Requests or Subscription Capital Calls pursuant to and in accordance with the Partnership Agreement.

We hereby acknowledge and confirm that we will deliver to you, upon the request of the General Partner, a certificate setting forth the remaining amount of our Capital Commitment which we are obligated to fund (the “Unfunded Capital Commitment”).

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We hereby acknowledge and confirm to you that under the terms of and subject to the limitations and conditions set forth in the Partnership Agreement, we are and shall remain obligated to fund our Unfunded Capital Commitment required on account of Contribution Requests or Subscription Capital Calls duly made in accordance with the terms of the Partnership Agreement [IF APPLICABLE IN MULTI-INVESTOR FUNDS: (including, without limitation, those required as a result of the failure of any other Partner to advance funds with respect to a Contribution Request or Subscription Capital Call duly made)], without setoff, counterclaim or defense of any kind, including any defense arising under Section 365(c) of the U.S. Bankruptcy Code (but without prejudice to our right to assert such claim in one or more separate actions).

We hereby (i) consent to the pledge by the Partnership to Administrative Agent, for the benefit of Lenders, of the right to call and receive all Additional Contributions and payments of any and all other portion of our Unfunded Capital Commitment in accordance with the terms of the Partnership Agreement to secure all loans made under the Facility (collectively, the “Loans”); (ii) represent and warrant that, to our knowledge, as of the date hereof, there is no default, or circumstance which with the passage of time and/or notice would constitute a default under the Partnership Agreement, which would constitute a defense to, or right of offset against, our obligation to fund our Unfunded Capital Commitment or otherwise reduce our Unfunded Capital Commitment, and to our knowledge, as of the date hereof, there is no defense to, or right of offset against, our obligation to fund our Unfunded Capital Commitment; (iii) represent and warrant that the Partnership Agreement has been duly executed and delivered by us and constitutes our valid and binding obligation, and is enforceable against us in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity; (iv) agree that, for so long as the Facility is in place, we and the General Partner shall not amend, modify, supplement, cancel, terminate, reduce or suspend any of our obligations under the Partnership Agreement without your prior written consent; and (v) agree that, for so long as the Facility is in place, all payments made by us under the Partnership Agreement will be made by wire transfer to the following account which the Partnership has also pledged as security for the Loans:

Bank:                             Bank of America, N.A.

Account Number:         _______________

ABA Number:               _______________

Reference:                    _______________

Attention:                      _______________

We hereby agree that for so long as the Credit Agreement is in effect, we shall, under the terms and subject to the limitations and conditions set forth in the Partnership Agreement, honor any Contribution Request or Subscription Capital Call with respect to the Partnership delivered to us in the name of the Administrative Agent, without setoff, counterclaim or defense of any kind, including any defense arising under Section 365(c) of the U.S. Bankruptcy Code (but without prejudice to our right to assert such claim in one or more separate actions), by funding the Additional Contribution of our Unfunded Capital Commitment into the above account, provided that such Contribution Request or Subscription Capital Call is delivered for purposes of paying due and payable obligations of the Partnership under the Facility, including without

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limitation, those Contribution Requests or Subscription Capital Calls made as a result of the failure of any other Partner to make an Additional Contribution with respect to a Contribution Request or Subscription Capital Call. Nothing herein shall limit our obligation to honor any Contribution Request or Subscription Capital Call with respect to the Partnership delivered to us in the name of the Administrative Agent after the occurrence of an “Event of Default” under the Partnership Agreement, which obligation shall remain in full force and effect for so long as the Credit Agreement is in effect.

We hereby acknowledge and confirm to you the following: (i) notwithstanding any reference in the Partnership Agreement made to a single Contribution Request or Subscription Capital Call, we will honor one or more such Contribution Requests or Subscription Capital Calls for the purpose of repayment of the Facility (otherwise on the terms of and subject to the conditions set forth in the Partnership Agreement); (ii) the requirements of Section 4.07(a) of the Partnership Agreement do not apply to the Facility; (iii) to the extent required pursuant to Section 4.02(a) to permit Capital Contributions to repay the Facility, such Capital Contributions shall be deemed to be in compliance with all Partnership Plans; (iv) Section 4.07(d)(iv)(1) of the Partnership Agreement shall not apply in respect of amounts advanced under the Facility to Borrowers other than the Partnership; and (v) Section 4.07(d)(iv)(2) shall not apply in respect of the repayment and retirement of any amounts advanced pursuant to the Facility to Borrowers other than the Partnership, or for purposes of calculation of the principal amount set forth in the proviso to such Section; and (v) in respect of Contribution Requests or Subscription Capital Calls necessary to repay amounts advanced pursuant to the Facility, we will not exercise remedies arising pursuant to the first sentence of Section 10.02 of the Partnership Agreement.

We also acknowledge that because you and each Lender will be relying upon the statements made herein in connection with making the Facility available to the Partnership, for so long as the Facility is in place, payments of Additional Contributions of our Unfunded Capital Commitment that we make under the Partnership Agreement will not satisfy our obligation to fund our Unfunded Capital Commitment unless such contributions are paid into the above account. We hereby acknowledge and agree that the terms of the Credit Agreement and of each loan document delivered in connection therewith (collectively, the “Loan Documents”) can be modified without further notice to us or our consent; provided, however, that in no event shall any modification of the Credit Agreement or any Loan Document alter our rights or obligations under the Partnership Agreement or this confirmation without our written consent. We hereby further acknowledge and agree that you and/or any of the Lenders may assign all or part of your or their rights under this confirmation to any assignee of your/their rights under the Credit Agreement and the Loan Documents, and that this confirmation will remain in effect until we are notified by you that the Facility has been terminated, which notification you agree to deliver to us at our address(es) for notices set forth in the Partnership Agreement.

Anything contained in the Credit Agreement, any of the Loan Documents, this confirmation, the Partnership Agreement or any other agreement to the contrary notwithstanding, this confirmation is being given on the condition that, and by funding the Facility the Administrative Agent and Lenders will be deemed to have agreed that, if the Administrative Agent or any Lender exercises any right or remedy under this confirmation or the Partnership Agreement, including, without limitation, any right to call or receive all or any portion of our Unfunded Capital Commitment, then no new Loans or other advances or draws may be made,

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and no new letters of credit may be issued, under the Facility without our prior written consent, and we shall have no obligation or liability under the Partnership Agreement, this confirmation or otherwise with respect to any such new Loans or other advances or draws made, or letters of credit issued, under the Facility without our prior written consent.

You agree to keep confidential all non-public information about us provided to you pursuant to the Partnership Agreement or the Facility that is designated confidential; provided however, that nothing herein shall prevent you from disclosing any such information: (a) to any Lender that participates in the Facility or any Affiliate of any Lender; (b) to any assignee, participant or prospective assignee or participant which has agreed in writing to comply with the provisions of this paragraph; (c) to the employees, directors, agents, attorneys, accountants, rating agency and other professional advisors of any Lender, assignee, participant, prospective assignee or participant or their respective Affiliates; (d) upon the request or demand of any governmental authority having or asserting jurisdiction over you or any Lender; (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law; (f) if requested or required to do so in connection with any litigation or similar proceeding; (g) which has been publicly disclosed other than in breach of this paragraph; (h) in connection with the exercise of any remedy under the Credit Agreement or any other Loan Document; or (i) upon the advice of counsel that such disclosure is required by law.

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We acknowledge and agree that each of the Partnership Agreement and this confirmation constitutes a contract within the meaning of Cal. Gov. Code Section 814.

This letter is given exclusively for the benefit of the Administrative Agent and the Lenders. This letter shall not be deemed to confer any rights upon, nor obligate the undersigned to, any person or entity not a party to this letter, including without limitation the Borrower, any Partner of the Borrower or the General Partner.

[IF APPLICABLE: This letter supercedes in their entirety any and all prior letters (the “Prior Letters”) executed by the undersigned in connection with the Facility or Credit Agreement, any predecessor to the Facility or Credit Agreement, or any prior facility or credit agreement among the Partnership, the Agent, the Lenders party thereto, or any of them. As of the date hereof, any Prior Letter not previously rendered ineffective shall have no further force or effect.]

CALIFORNIA STATE TEACHERS’

RETIREMENT SYSTEM,

a public entity

By: _/s/ [name]_____________________________

Name:

Title:

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Exhibit B-2

Legal Opinion

FORM OF SUBSCRIPTION LEGAL OPINION

___________, 200__

Bank of America, N.A., as Administrative Agent

Re:	Thomas High Performance Green Partnership, L.P. (the “Partnership”)

Ladies and Gentlemen:

I have acted as counsel for California State Teachers’ Retirement System, a public entity (the “Investor”), in connection with the matters addressed herein. This opinion is being prepared and is being delivered to you at the direction of the Investor.

I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including the following:

(a)	the Limited Partnership Agreement of Partnership dated as of _____________[, as amended] (the “Partnership Agreement”); and

(b)	the Confirmation Letter (the “Confirmation Letter”) dated as of _________, 2007 entered into by Investor in connection with that certain [Revolving Credit Agreement] entered into or to be entered into by and among the Partnership, the lenders named therein, and Bank of America, N.A., as administrative agent for the benefit of the lenders (the “Credit Agreement”).

Based on the foregoing, I am of the opinion that:

1.	The Investor is the State Teachers’ Retirement System established pursuant to Title I, Division 1, Parts 13 and 14 of the California Education Code, Section 22000, et. seq., as amended. California Education Code Section 22001 and California Government Code Section 12804 provide that CalSTRS is a unit of the State and Consumer Services Agency. California Government Code Section 12800 provides that the State and Consumer Services Agency is an agency in the state government of California.

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2.	The Partnership Agreement and the Confirmation Letter have been duly authorized, executed and delivered by the Investor.

The opinions herein are limited to the laws of the State of California and the federal laws of the United States of America, and I express no opinion on the effect on the matters covered by this opinion of the laws of any other jurisdiction.

This opinion is rendered solely for the benefit of the addressee hereof and the Lenders under the Credit Agreement, and their successors and assigns in connection with the transactions described above. This opinion may not be used or relied upon by any other person or by you for any other purpose and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my permission.

Very truly yours,

[ … ]*

[ … ]*

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Exhibit C-1

Disclosure Of Contributions And Gifts

1.	Any party who “engages in business with CalSTRS for gain” shall disclose the following: Campaign contributions as defined under the Political Reform Act, valued in excess of $250, made to any official covered in section 3 of this policy.

2.	No party who “engages in business with CalSTRS for gain” shall provide gifts to Board members or to CalSTRS Staff, as follows:

A.	Any charitable contribution, valued in excess of $250 individually or in the aggregate in any calendar year, made at the request of any official covered in this section.

B.	Gifts, meals, or entertainment, with a cumulative value equal to or exceeding $390 individually or in the aggregate in any calendar year, given to any official covered in this section.

This prohibition shall not extend to meals or related expenses provided under the following circumstances:

(i)	Food, beverages and registration at group events to which substantial numbers of employees of an institution are invited;

(ii)	Actual and reasonable expenses for food, beverages, travel, lodging and/or registration provided to permit participation in a meeting directly tied to official or professional duties if participation has been approved in writing by the Chief Executive Officer (for CalSTRS staff) or by the CalSTRS Board (for Board members).

3.	This Policy shall apply to campaign contributions that are made to or on behalf of any existing CalSTRS Board member and candidates for Board member, Controller, Treasurer, and Superintendent of Public Instruction, or CalSTRS staff and to campaign contributions made to the Governor or candidates for the governorship.

4.	This policy shall apply to any vendor, investment firm, consultant, any other nongovernmental entity, including their partners, executive officers, and third party solicitors as specified in Section 600 J, and contributions or gifts from others made at the direction of the entity or these identified individuals which either (1) seeks a business relationship with the System or (2) has a current relationship with the System, which is likely to generate at least $100,000 annually in income, fees or other revenue to the business entity. This policy shall also apply to any business relationship with the System that will be considered in a closed session of the Board or a committee thereof.

5.	Disclosure of contributions and gifts shall be required as follows:

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A.	Upon submission of an initial application or proposal to do business with the System (for the preceding 12-month period).

B.	At the time the final decision is to be made regarding the business proposal. (To cover the interim period since the initial application.)

C.	Annually, for the previous calendar year, if the income threshold in section 4 is met. (CalSTRS will use FPPC guidelines to determine which officials in a specific firm must file disclosure statements.)

6.	Any violation of this policy may lead to disqualification from doing business with the System for a period of two years. The General Counsel is responsible for investigating any reported violation and shall report any documented violation to the Board for action.

7.	Any Board member who receives contributions or gifts that individually or in the aggregate exceed the amount of $250 in a calendar year shall recuse his/herself from any involvement in a matter involving the maker of the contributions or gifts for a period of 12 months following the date of the most recent contribution or gift.

8.	Any Board member who returns, donates, or reimburses the donor for gifts subject to the restrictions of section 7 within 30 calendar days of receipt of the gift shall not be subject to the recusal requirement of section 7. Gifts may be returned, donated or reimbursed as specified in California Code of Regulations, Title 2, Division 6, Chapter 9.5, section 18943.

9.	Nothing in this policy supersedes any provision of State law. Those entities engaged in business with the System may also have reporting requirements under the Political Reform Act, California Government Code section 51000 et seq. Also, Board members who are either elected to the Board by a CalSTRS constituency or who are appointed to the Board but also serve as an elected official of a local body are subject to Government Code section 84308, which prohibits the receipt, solicitation or direction of a campaign contribution of more than $250 while a matter affecting a financial interest of the maker of the contribution is pending, and for three months following the date a decision is rendered on the matter. Section 84308 also requires recusal of the Board member from any involvement in the matter if a contribution over $250 has been received within the preceding 12 months, unless the contribution was returned no later than 30 days from the time the Board member knew or should have known about the contribution and the matter involving the maker of the contribution.

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Exhibit C-2

Disclosure Of Contributions And Gifts

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* Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

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* Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

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Exhibit C-3

Key Personnel at Partnership

Key Persons as of December 18, 2008:

James A. Thomas

Thomas S. Ricci

Diana M. Laing

Steve Todd

Investment Committee as of December 18, 2008:

James A. Thomas, as chairman

John R. Sischo

Thomas S. Ricci

Diana M. Laing

Randall L. Scott

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